Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Option and Incentive Plan and the 2015 Employee Stock Purchase Plan of Voyager Therapeutics, Inc. of our reports dated March 11, 2025, with respect to the consolidated financial statements of Voyager Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Voyager Therapeutics, Inc. as of December 31, 2024 included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2025